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                                                                    EXHIBIT 14.1

                         AMERICAN STONE INDUSTRIES, INC.

                 CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICERS

       It is of critical importance that the reports of AMERICAN STONE INDUSTRIES, INC. (the "COMPANY") filed with the Securities and Exchange Commission (the "COMMISSION") be accurate, complete and timely. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries by management, the Board of Directors, or the Company's outside professionals related to the Company's public disclosure requirements.

       The Company's Senior Financial Officers have a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. Therefore, the Board of Directors of the Company requires that the Chief Executive Officer and each senior financial officer adhere to the following ethical principles and accept the obligation to foster a culture throughout the Company as a whole that ensures the accurate and timely reporting of the Company's financial results and condition.

       Because of this special role, the Chief Executive Officer, principal financial officer, principal accounting officer, controller and any other person performing similar functions (each a "REPORTING EMPLOYEE") are bound by the following Code of Ethics, and by accepting this document, each agrees that he or she will adhere to and advocate the following principles and responsibilities governing professional and ethical conduct.

1. Act with honesty and integrity and use due care and diligence in performing his/her responsibilities to the Company.

2. Avoid situations that represent actual or apparent conflicts of interest with his/her responsibilities to the Company, and disclose promptly to the Chairman of the Board of Directors of the Company, any transactions or personal or professional relationships that reasonably could be expected to give rise to such an actual or apparent conflict of interest with the Company. Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Reporting Employee shall not:

       a. accept any material gift or other material gratuitous benefit from a supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events);

       b. except with the approval of the disinterested members of the Company's Board of Directors, directly invest in any privately-held company that is a customer, partner or vendor of the Company where the Reporting Employee, either directly or

                                  Exhibit 14.1
                                   Page 1 of 2

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              through his/her chain of command, has responsibility or ability to affect or implement the Company's relationship with the other company; and

       c. maintain more than a passive investment of greater than 1% of the outstanding shares of a public company that is a customer, partner or vendor of the Company.

3. Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company's submissions to government agencies or in public statements.

4. Comply with application laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.

5. Respect and safeguard the confidentiality of information acquired in the course of his/her work except when authorized or legally obligated to disclose such information

6. Promote ethical behavior in any work environment for which the Reporting Employee has responsibility at the Company.

7. Implement appropriate measures to assure that all Company assets and resources entrusted to the control of the Reporting Employee are controlled by and used for the benefit of the Company.

8. Work cooperatively with the Company's independent auditors in their review of the Company's financial statements and disclosure documents.

9. Promptly report violations of this code to the Chairman of the Board of Directors.

10. Be accountable for his/her compliance with this code as well as all those under supervision to whom the code applies, and recognize that deviations from this code may result in disciplinary action against the Reporting Employee by the Company, including termination.

       This Code of Ethics shall be reviewed periodically by the Board of Directors or a committee thereof and shall be updated as deemed appropriate or necessary by the Board and/or such committee. Company management shall obtain written acceptance of this code and maintain records thereof from each Reporting Employee. A copy of this Code of Ethics and any subsequent updates hereto shall be made available to the public either through filing with the Commission

                                  Exhibit 14.1
                                   Page 2 of 2